Exhibit 1

Constantinos Tsakiris

November 8, 2007

Alpha Security Group Corporation
328 West 77th Street
New York, NY 10024

Re:	Resignation

Dear Sir or Madam:

I hereby resign as a director of Alpha Security Group Corporation effective as of the date hereof.

Very truly yours, /s/ Constantinos Tsakiris Constantinos Tsakiris